Exhibit 99.1

Viveve Submits Investigational Testing Application to Conduct Short-Term Feasibility Study in

Stress Urinary Incontinence

- Three-month study provides strategic path forward in SUI and will compare Viveve’s cryogen-cooled monopolar radiofrequency (CMRF) treatment to cryogen-only treatment and to inert sham treatment -

ENGLEWOOD, CO – September 19, 2019 – Viveve Medical, Inc. (NASDAQ: VIVE), a medical technology company focused on women’s intimate health, announced today that it has submitted an Investigational Testing Application (ITA) to the Canadian Ministry of Health to conduct a three-arm, three-month feasibility study to compare Viveve’s cryogen-cooled monopolar radiofrequency (CMRF) treatment to cryogen-only treatment and to inert sham treatment for the improvement of stress urinary incontinence (SUI) in women.

“We are pleased to announce that we have identified a strategic pathway to continue the advancement of our SUI clinical development program and pursuit of a label expansion for this indication on a global basis. If positive, we intend to proceed with our LIBERATE trial in the US, which could lead to regulatory clearance for our CMRF technology in the treatment of SUI, a condition that affects an estimated 25-30 million women worldwide,” stated Scott Durbin, chief executive officer and director of Viveve.

The positive yet confounding results from the LIBERATE-International trial that compared the Viveve treatment (RF plus cryogen cooling) versus sham (cryogen cooling alone) showed clinically relevant and consistent results across all endpoints in both treatment groups. The company has determined that this result may indicate that the effect was unlikely due to placebo and that cryogen cooling alone may have a therapeutic effect. Based on further analysis of the clinical data, Viveve now plans to rapidly initiate a three-arm, three-month feasibility study, pending Health Canada approval of the ITA.

Using the SUI protocol from LIBERATE-International, the proposed study will compare Viveve’s CMRF treatment to cryogen-only treatment and to an inert sham treatment in the control group. Results of the planned three-month feasibility study are targeted for read-out in April 2020 and, if positive, will be used in Viveve’s re-submission of its investigational device exemption (IDE) to the U.S. Food and Drug Administration (FDA) for approval to conduct the LIBERATE-U.S. trial for improvement of SUI in women.

The Company is also advancing VIVEVE II, an ongoing study using its CMRF technology for the improvement of sexual function in women. VIVEVE II is a randomized, double-blinded, sham-controlled trial that has completed enrollment of 250 subjects at 19 clinical sites in the United States. The top-line 12-month data read-out of the VIVEVE II trial is expected in April 2020.

About the International SUI Feasibility Study

The international three-arm SUI feasibility study is a prospective, randomized, single-blind trial comparing both the Viveve cryogen-cooled monopolar radiofrequency (CMRF) treatment and cryogen-only treatment versus inert sham treatment using the SUI treatment protocol in improving mild-to-moderate SUI, assessed using multiple objective endpoints, including the 1-hour Pad Weight Test, 24-hour Pad Weight Test, and 3-day voiding diary at three-months post treatment. Three clinical sites in Canada will enroll a total of approximately 36 subjects (12 per treatment arm) that will be randomized on a 1:1:1 ratio to each of the three study arms. Randomization will be stratified by each study site.

The primary efficacy endpoint is the mean change from baseline in the standardized 1-hour Pad Weight Test at three months post-treatment. The study design also includes exploratory endpoints as well as safety follow-up throughout the study.

About Viveve

Viveve Medical, Inc. is a medical technology company focused on women's intimate health. Viveve is committed to advancing new solutions to improve women's overall well-being and quality of life. The internationally patented Viveve® System incorporates cryogen-cooled monopolar radiofrequency (CMRF) technology to uniformly deliver volumetric heating while gently cooling surface tissue to generate neocollagenesis in a single in-office session.

International regulatory approvals and clearances have been received for vaginal laxity and/or improvement in sexual function indications in over 50 countries. Viveve is conducting VIVEVE II, a multicenter, randomized, double-blind, sham-controlled clinical trial to assess improvement of sexual function in women following vaginal childbirth. Completion of full 250 subject enrollment was announced in early March 2019. If successful, VIVEVE II results could support a marketing application for a new U.S. commercial indication. Currently, in the United States, the Viveve® System is cleared by the FDA for use in general surgical procedures for electrocoagulation and hemostasis.

For more information visit Viveve's website at www.viveve.com.

Safe Harbor Statement

All statements in this press release that are not based on historical fact are "forward-looking statements" within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. While management has based any forward-looking statements included in this press release on its current expectations, the information on which such expectations were based may change. These forward-looking statements rely on a number of assumptions concerning future events and are subject to a number of risks, uncertainties and other factors, many of which are outside of our control, which could cause actual results to materially differ from such statements. Such risks, uncertainties and other factors include, but are not limited to, the fluctuation of global economic conditions, the performance of management and our employees, our ability to obtain financing, our ability to obtain approval or clearance for sale of our medical device for all indications sought, competition, general economic conditions and other factors that are detailed in our periodic and current reports available for review at www.sec.gov. Furthermore, we operate in a highly competitive and rapidly changing environment where new and unanticipated risks may arise. Accordingly, investors should not place any reliance on forward-looking statements as a prediction of actual results. We disclaim any intention to, and undertake no obligation to, update or revise forward-looking statements to reflect events or circumstances that subsequently occur or of which we hereafter become aware, unless required by law.

Viveve is a registered trademark of Viveve, Inc.

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